EXHIBIT 21.1 - LIST OF SUBSIDIARIES


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The following is a list of subsidiaries of Grupo Iusacell, S.A. de C.V.:

1.    S.O.S. Telecomunicaciones, S.A. de C.V.

2.    Iusacell, S.A. de C.V.

3.    Sistecel, S.A. de C.V.

4.    Comunicaciones Celulares de Occidente, S.A. de C.V.

5.    Sistemas Telefonicas Portatiles Celulares, S.A. de C.V.

6.    Telecomunicaciones del Golfo, S.A. de C.V.

7.    Inmobiliaria Montes Urales 460, S.A. de C.V.

8.    Mexican Cellular Investments, Inc.

9.    Iusanet, S.A. de C.V.

10.   GMD Comunicaciones, S.A. de C.V.

11.   Hermes Telecomunicaciones, S.A. de C.V.


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